EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of this 1st day of November 2009 by and between Sound Community Bank (hereinafter referred to as the “Bank”) and Matthew Deines (the “Employee”).

WHEREAS, the Employee is currently serving as Executive Vice President / Chief Financial Officer of the Bank; and

WHEREAS, the Board of Directors believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 2 hereof;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.	Definitions

    (a)           The term “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.

    (b)           The term “Commencement Date” means the effective date of this Agreement as first above written.

    (c)           The term “Date of Termination” means the earlier of (l) the date upon which the Bank gives notice to the Employee of the termination of the Employee’s employment with the Bank or (2) the date upon which the Employee ceases to serve as an employee of the Bank.

    (d) The term “Involuntary Termination” means the Bank’s termination of the employment of Employee without the Employee’s express written consent, and shall include a material diminution of or interference with the Employee’s duties, responsibilities and benefits as Executive Vice President / Chief Financial Officer of the Bank, including (without limitation) any of the following actions, unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a 35 mile radius from the Bank’s headquarters office as of the date hereof, (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of other Bank personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank- wide reduction in staff; (4) a material adverse change in the Employee’s salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; and (5) a material permanent increase in the required hours of work or the workload of the Employee. The term “Involuntary Termination” does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

    (e)           The term “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

    (f)           The terms “Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.  The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to mediation and arbitration as set forth in Sections 19 and 20.

2.           Term; Termination of Prior Employment Agreement. The term of this Agreement shall be a period of two years commencing on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then remaining term, provided that (1) the Bank has not given notice to the Employee in writing at least 180 days prior to such anniversary that the term of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension in connection with its annual performance review of the Employee. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.           Employment.  The Employee is employed as Executive Vice President / Chief Financial Officer of the Bank. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties of an officer of the Bank as the Board of Directors may prescribe from time to time. The Employee also shall render services to any holding company of the Bank or any subsidiary of the Bank or its holding companies as requested from time to time consistent with his executive position.

The Employee shall devote his full business time and attention to his employment under this Agreement to the extent necessary to discharge his responsibilities hereunder.  The Employee may (i) serve on corporate or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4.	Compensation

    (a)   Salary The Bank agrees to pay the Employee during the term of this Agreement, not less frequently than monthly, the salary established by the Board of Directors, which shall be at least $ 144,025.92 annually. The amount of the Employee’s salary shall be reviewed by the Board of Directors or the Compensation Committee of the Bank’s immediate holding company (as required) , beginning not later than the first anniversary of the Commencement Date. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement. The Employee’s salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

    (b)           Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in bonuses as authorized and declared by the Board of Directors or the Compensation Committee of the Bank’s immediate holding company (as required) to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared. Any bonus shall be paid not later than two months after the year in which the Employee obtains a legally binding right to the bonus.  If the bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.

    (c)           Expenses  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5.	Benefits

    (a)           Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof in which the Bank’s full time employees and executive officers generally participate.

    (b)           Sick Leave and Fringe Benefits.  In the event of termination of this Agreement due to the Employee’s disability or death, the Bank shall pay the Employee (or his 1egal successors) the amount of his accrued but unused sick leave. The Employee shall be eligible to participate in, and receive benefits under the Bank’s sick leave plan and any other fringe benefit plans that are or may become applicable to the Bank’s executive officers.

6.           Vacations; Leave.  The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Board of Directors for executive employees and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7.           Termination of Employment The Board of Directors may terminate the Employee’s employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee’s right to compensation or other benefits under this Agreement.

    (a) Involuntary Termination In the event of Involuntary Termination, (1) the Bank shall pay to the Employee during the remaining term of this Agreement the Employee’s salary at the annual rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable to the Employee if he had continued to be employed under this Agreement, and (2) the Bank shall continue to provide to the Employee during the remaining term of this Agreement the same group health benefits and other group insurance and group retirement benefits as he would have received if he had continued to be employed under this Agreement, to the extent that the Bank can do so under the terms of applicable plans as are maintained by the Bank for the benefit of its executive officers from time to time during the remaining term of this Agreement. No payment shall be made under this Section 7(a) unless the Employee termination of employment qualifies as a “Separation from Service” (as that phrase is defined in Section 409A taking into account all rules and presumptions provided for in the Section 409A regulations).  If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his Separation from Service, then payments under this Section 7(a) which are not considered paid on account of an involuntary separation from service (as defined in Treasury Regulation Section 1.409A-1(b)(9)(iii)), and as such constitute deferred compensation under Section 409A, shall not be paid until the 185th day following the Employee Separation from Service, or his earlier death (the “Delayed Distribution Date”).  Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A.  To the extent permitted by Section 409A, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary separation from service as herein defined herein).

(b)           Termination for Cause.  In the event of Termination for Cause, the Bank shall pay the Employee the Employee’s salary through the Date of Termination, and the Bank shall have no further obligation to the Employee under this Agreement.

(c)           Voluntary Termination.  The Employee’s employment may be voluntarily terminated by the Employee at any time upon 180 days’ written notice to the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee’s salary and benefits only through the Date of Termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

(d)           Death; Disability.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the last day of the calendar month in which the Employee died. If the Employee becomes disabled as defined in the Bank’s then current disability plan, if any, or if the Employee is otherwise unable to serve as Executive Vice President / Chief Financial Officer of the Bank shall be entitled to terminate this Agreement except for its obligation to provide disability insurance under Section 5(b) during the portion of the term of this Agreement that would remain but for such termination, the Employee shall be entitled to receive benefits at least equivalent to those under the group and other disability income benefits of the type, if any, then provided by the Bank for executive officers generally.

(e)           Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(l) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(f)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(g)           Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(h)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

8.           Non Competition, Non-Disclosure and Non-Solicitation.  Employment with the Bank as an executive officer provides Employee with access to proprietary business information and many of the Bank’s employees.  Therefore the Employee and the Bank have agreed to the following provisions respecting the Employee’s protection of the Bank after his employment relationship with the Bank is terminated for any reason.

(a)           During the term of this Agreement and during any period of time thereafter during which the Employee receives any payments provided for under this Agreement, the Employee shall not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed or retained by or connected in any manner with, any financial institution or other organization that competes with the Bank in its market area established as of the Date of Termination and shall not divert a business opportunity of the Bank to any such competing financial institution or other organization.

(b)           During the term of the Employee’s employment hereunder and for two years thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by law, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” means information about the Bank and the Bank’s clients and customers that is not available to the general public and was or shall be learned by the Employee in the course of his employment by the Bank, including without limitation any data, formulae, information, proprietary knowledge, trade secrets, and credit reports and analyses owned, developed and used in the course of the business of the Bank, including client and customer lists and information related thereto; and all papers, resumes, records and other documents (and all copies thereof) containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Bank. The Employee agrees that upon the expiration of the Employee’s term of employment hereunder or in the event the Employee’s employment hereunder is terminated prior thereto for any reason whatsoever, the Employee will promptly deliver to the Bank all documents (and all copies thereof) containing any Confidential Information.

(c)           Upon the expiration of the term of the Employee’s employment hereunder or in the event the Employee’s employment hereunder terminates prior thereto for any reason whatsoever, the Employee shall not, for a period of one year after the occurrence of such event, for himself, or as the agent of, on behalf of, or in conjunction with, any person or entity, solicit or attempt to solicit, whether directly or indirectly: (i) any employee of the Bank to terminate such employee’s employment relationship with the Bank; or (ii) any savings and loan, banking or similar business from any person or entity that is or was a client, employee, or customer of the Bank and had dealt with the Employee or any other employee of the Bank under the supervision of the Employee.

(d)           The provisions of this Section 8 shall not prevent the Employee from purchasing, solely for investment, not more than 5 percent of any financial institution’s stock or other securities which are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934.

(e)           The provisions of this Paragraph 8 shall survive the termination of the Employee’s employment hereunder whether by expiration of the term thereof or otherwise.

9.	Certain Reduction of Payments by the Bank.

(a)           Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee in connection with a change in control would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible pursuant to or by reason of such Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(b)           Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

10.           No Mitigation.  The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise.

11.           Attorneys Fees.  In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction, by an arbitrator pursuant to Section or a mediator under Section 19 that cause did not exist for such termination, or if in any event it is determined by any such court arbitrator or mediator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

12.   No Assignments.

    (a)           This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(a) hereof.  For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

    (b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

13.            Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

14.           Applicability of Section 409A of the Code.  This Agreement is intended to comply with Section 409A, and its provisions shall be interpreted to satisfy the requirements of Section 409A.

15.            Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

16.           Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

18.            Governing.  Law This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Washington.

19.           Equitable and Other Judicial Relief.  In the event of an actual or threatened breach by the Employee of any of the provisions of Section 8, the Bank shall be entitled to equitable relief in the form of an injunction from a court of competent jurisdiction and such other equitable and legal relief as such court deems appropriate under the circumstances.  The parties agree that the Bank shall not be required to post any bond in connection with the grant or issuance of an injunction (preliminary, temporary and/or permanent) by a court of competent jurisdiction, and if a bond is nevertheless required, the parties agree that it shall be in a nominal amount.  The parties further agree that in the event of a breach by the Employee of any of the provisions of Section 8, the Bank will suffer irreparable damage and its remedy at law against the Employee is inadequate to compensate it for such damage.

20.           Mediation. In the event any dispute between the parties arises under this agreement and the parties are unable to settle the dispute between themselves, the parties shall on the written request of either party attempt to resolve the dispute through a formal mediation within 90 days of the request.  If parties cannot agree on a mediator and the place of mediation the mediation shall be administered by the American Arbitration Association in Seattle Washington.  There shall be no pre-mediation discovery unless mutually agreed upon by the parties.

21.           Arbitration. In the event a dispute is not resolved via mediation under Section 19 the dispute shall, on the written demand of either party, be resolved by binding arbitration in accordance with the rules of the American Arbitration Association then in effect, except that any dispute relating to the enforcement of any of the provisions of Section 8 by the Bank shall not be subject to binding arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

SOUND COMMUNITY BANK

/s/ Laura Lee Stewart
By: Laura Lee Stewart
Its: President and Chief Executive Officer

EMPLOYEE

/s/ Matthew Deines
Matthew Deines